Exhibit 10.01

September 29, 2010

Michael J. Dodd

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, CA 94608

Re:	Compensation Changes

Dear Michael:

This letter confirms the changes in your compensation arrangements recently approved by LeapFrog’s Board of Directors and discussed with you.

Salary. Effective October 1, 2010, your annualized salary will be increased to $408,000. Your salary will continue to be paid in accordance with LeapFrog’s standard payroll practices.

Incentive Bonus. Effective immediately, your target bonus under LeapFrog’s 2010 incentive bonus plan will be increased from 50% of your current annualized salary to 75% of your newly increased annualized salary. In addition, assuming you fulfill the continuing employment requirements for bonus eligibility, your 2010 incentive bonus will be not less than $306,000.

RSU Award. A Restricted Stock Unit award of 200,000 shares has been approved and will become effective on October 15, 2010, the next regular grant date under our stock award granting policy. Of the shares covered by this RSU award, fifty percent (50%) will vest on January 1, 2012 and the balance will vest in equal amounts on the 1st day of each of the ensuing 12 months, in each case assuming you remain employed by LeapFrog on the applicable vesting dates.

Severance Plan. You previously have been designated by LeapFrog Enterprises, Inc. (the “Company”) as an “Eligible Employee” under the LeapFrog Enterprises, Inc. Executive Management Severance and Change in Control Benefit Plan (the “Plan”). Section 7(b) of the Plan permits the Company to amend the Plan at any time up until the period (the “Change in Control Period”) beginning three months before and ending twelve months after a “Change in Control.” During a Change in Control Period, the Company may not amend the Plan in any way that adversely affects any Eligible Employee’s benefits under the Plan without the express written consent of the Eligible Employee.

As permitted by Section 7(b) of the Plan, the Company hereby amends the Plan, as it applies to you, by amending the definition of “Good Reason Resignation” in Section 2(j) to read in its entirety as follows (underlined text indicates changes), effective as of the date of this letter:

(j) “Good Reason Resignation” means a voluntary termination of employment by an Eligible Employee within sixty (60) days after the occurrence of one of the following events without the Eligible Employee’s consent:

(i) a material diminution in the Eligible Employee’s authority, duties, or responsibilities as such authority, duties and responsibilities existed as of September 15, 2010 (subject to the clarification in the immediately following paragraph);

(ii) a reduction in the Eligible Employee’s Base Salary in an amount greater than ten percent (10%) of the Eligible Employee’s Base Salary prior to such reduction, unless the Base Salary of other similarly-situated employees of LeapFrog is reduced by at least the same percentage;

(iii) a change in the geographic location of the Eligible Employee’s workplace by more than fifty (50) miles from its previous location; or

(iv) a material breach by the Company of the agreement under which the Eligible Employee is employed.

For the avoidance of doubt, any Change in Control, immediately following which the Eligible Employee does not hold the senior-most position in his or her functional area in the surviving top-most parent company (disregarding for these purposes any company that is an investment fund or other non-operating company), whether public or private, and does not report directly to the chief executive officer of such top-most parent company shall be regarded as a material diminution in the Eligible Employee’s authority, duties or responsibilities for purposes of this definition, provided that the Eligible Employee, as a condition of resigning for Good Reason on such basis, shall first have remained in employment with the Company, or its successor, on a full time basis (or on a less than full time basis, as the Company or its successor shall determine), with a Base Salary that is no less than it was immediately prior to the Change in Control (unadjusted for employment on a less than full time basis), for a period of six (6) months (or such shorter period as the Company or its successor shall determine) in order to provide transition support to the Company or its successor.

Prior to any Good Reason Resignation, the Eligible Employee must provide written notice to the Company of the existence of the Good Reason event within thirty (30) days following the initial existence of the event, and the Company shall have a period of thirty (30) days following such notice to cure the event. If the event is cured within such time period, the Eligible Employee shall not be entitled to terminate his or her employment pursuant to a Good Reason Resignation.

Should you have any questions about the foregoing amendment, please let me know. Please confirm your agreement by signing and returning a copy of this letter.

Sincerely,

/s/ William B. Chiasson
William B. Chiasson
Chief Executive Officer

Agreed:

/s/ Michael J. Dodd
Michael J. Dodd

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